Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

FOSSIL GROUP, INC. APPOINTS WILLIAM B. CHIASSON

TO ITS BOARD OF DIRECTORS

Richardson, TX. August 27, 2013 — Fossil Group, Inc. (Nasdaq GS: FOSL) (the “Company”) announced the appointment of William B. Chiasson to its Board of Directors effective August 28, 2013.  With the appointment, the Company’s Board of Directors consists of eleven members, including eight independent directors, two former members of senior management and one current member of senior management.  Mr. Chiasson has also been appointed to the Company’s Audit Committee of the Board of Directors.

Kosta N. Kartsotis, Chairman and Chief Executive Officer of the Company said, “We are very excited to have Bill join our Board. His financial and consumer product experience will be highly valuable to us as we continue to grow our business.”

Mr. Chiasson has served as the Chairman of the Board of Directors for LeapFrog Enterprises, Inc. since 2011. LeapFrog Enterprises designs, develops and markets a family of innovative technology-based learning platforms and related proprietary content for children.  Mr. Chiasson served as Chief Executive Officer for LeapFrog Enterprises from 2010 to 2011 and as Executive Vice President and Chief Financial Officer from 2004 to 2010.  Since 2012, Mr. Chiasson has served as a member of the Board of Directors of The Ergobaby Carrier, Inc. and served as Interim Chief Executive Officer from 2012 to 2013.  Ergobaby Carrier is a leading designer, marketer and distributor of premium infant care products.  From 1998 until 2003, Mr. Chiasson served as Senior Vice President and Chief Financial Officer for Levi Strauss & Co.  From 1988 to 1998, Mr. Chiasson served in various roles for Kraft Foods, Inc., most recently as Senior Vice President, Finance and Information Technology.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories and clothing. In the watch and jewelry product categories, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 130 countries worldwide through approximately 25 Company-owned foreign sales subsidiaries and a network of over 60 independent distributors.  The Company also distributes its products in over 450 Company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com.  Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:                                         Allison Malkin

ICR, Inc.

(203) 682-8225